Exhibit 99.2

To Intevac Employees

Today, we are announcing an exciting new chapter for Intevac. We have entered into an agreement to be acquired by Seagate in an all-cash transaction valued at approximately $119 million. This transaction reflects confidence in our business, technology, and people, and positions Intevac for long-term success.

The press release for the transaction is attached.

This is a winning combination for Intevac, the industry, our customers and our people. By becoming part of Seagate, we expect to be able to accelerate innovation and the development of new products and serve more customers globally. In addition, in a larger organization with more scope and reach, we expect to create more opportunities for our people.

The Board conducted a comprehensive review of this transaction and concluded that the offer from Seagate was in the best interest of Intevac and our stockholders. It is the product of our strategic review efforts first disclosed in June 2023 and delivers compelling and certain value to our stockholders. It is unanimously supported by the Board of Directors, and is also supported by two of our largest stockholders.

Next Steps

The transaction is expected to close in late March or early April 2025, subject to the satisfaction of customary closing conditions.

Attached is an FAQ to help you better understand the transaction.

We are confident that this transaction positions Intevac and its employees for long-term success. We are committed to keeping you informed and addressing any questions as we move forward. Thank you for your dedication to Intevac—your hard work has helped us reach this exciting moment.

If you have any questions, please reach out to me or any of the Executive team.

Best regards,

Nigel Hunton
Chief Executive Officer
Intevac, Inc.

Additional Information and Where to Find It

In connection with the proposed acquisition (the “Transaction”) of Intevac, Inc. (“Intevac”) by Seagate Technology Holdings plc (“Seagate”), Irvine Acquisition Holdings, Inc. (“Bidder”) will commence a tender offer for all of the outstanding shares of Intevac. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Intevac. It is also not a substitute for the tender offer materials that Bidder will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Bidder will file tender offer materials on Schedule TO with the SEC, and Intevac will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Under certain circumstances described in the definitive Transaction documents, Seagate may determine instead to terminate or withdraw the offer and effect the Transaction through a merger only, in which case the relevant documents to be filed with the SEC will include a proxy statement for the solicitation of votes of Intevac stockholders to approve the merger. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AND, IF APPLICABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY SEAGATE, INTEVAC, OR BIDDER WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY INTEVAC’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER, OR IF APPLICABLE, VOTING ON THE TRANSACTION. A free copy of these materials will be available to Intevac’s stockholders by visiting Intevac’s website (https://ir.intevac.com). In addition, these materials (and all other documents filed by Seagate, Intevac, and Bidder with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC.

If the tender offer is terminated and the Transaction is to be effected by merger only, in which case, the approval of Intevac stockholders must be obtained, Seagate, Intevac and their respective directors and executive officers may be deemed to be participants in any such solicitation of proxies from Intevac’s stockholders in connection with the Transaction. Information regarding Seagate’s directors and executive officers is available in its most recent proxy statement that was filed with the SEC (and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1137789/000113778924000085/stx-20240903.htm).  Information regarding Intevac’s directors and executive officers is available in its most recent proxy statement that was filed with the SEC (and is available at https://www.sec.gov/Archives/edgar/data/1001902/000119312524091334/d719495ddef14a.htm). Other information regarding potential participants in any such proxy solicitation will be contained in any proxy statement filed in connection with the Transaction.

Forward-Looking Statements

Certain statements contained in this communication may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially.

Statements in this communication regarding Intevac and Seagate that are forward-looking may include statements regarding: (i) the Transaction; (ii) the anticipated occurrence, manner and timing of the proposed tender offer, (iii) the expected timing of the closing of the Transaction; (iv) considerations taken into account in approving and entering into the Transaction; (v) the anticipated benefits to, or impact of, the Transaction on Intevac’s and Seagate’s respective businesses; and (vi) expectations for Intevac and Seagate following the closing of the Transaction. There can be no assurance that the Transaction will be consummated.

Actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “propose,” “provide,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include:  (i) the possibility that the conditions to the closing of the Transaction are not satisfied or waived; (ii) uncertainties as to how many of Intevac’s stockholders will tender their stock; (iii) the possibility that competing offers will be made; (iv) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the Transaction; (v) possible disruption related to the Transaction to Intevac’s and Seagate’s current plans, operations and business relationships, including through the loss of customers and employees; (vi) the amount of the costs, fees, expenses and other charges incurred by Intevac and Seagate related to the Transaction; (vii) the risk that Intevac’s or Seagate’s stock price may fluctuate during the pendency of the Transaction; (viii) the diversion of Intevac’s or Seagate’s respective management’s time and attention from ongoing business operations and opportunities; (ix) the response of competitors and other market participants to the Transaction; (x) potential litigation relating to the Transaction; (xi) uncertainty as to timing of completion of the Transaction and the ability of each party to consummate the Transaction; and (xii) and the impact of global macroeconomic conditions and supply chain challenges on Intevac’s or Seagate’s respective businesses.

A more complete description of these and other material risks can be found in the periodic reports that Intevac and Seagate have filed and will file with the SEC, including their Quarterly Reports on Form 10-Q for the quarterly period ended December 27, 2024 and September 28, 2024 for Seagate and Intevac respectively, and their Annual Reports on Forms 10-K for the fiscal year ended June 28, 2024 and December 30, 2023 for Seagate and Intevac respectively, as well as the Schedule TO and related tender offer documents to be filed by Seagate and its acquisition subsidiary, Bidder, the Schedule 14D-9 to be filed by Intevac, and, if applicable, the proxy statement referenced above. All forward-looking statements in this communication are based on information available to Intevac and Seagate as of the date of this communication, and, except as required by law, neither Intevac nor Seagate assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.